PROSPECTUS SUPPLEMENT (to Prospectus Dated May 4, 2017)	Filed Pursuant to Rule 424(b)(5) Commission File No. 333-214124

11,000 of Shares of
Series A Convertible Preferred Stock

10,600,000 shares of Common Stock

We are offering directly to certain investors 11,000 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred”), for $1,000 per share, as well as up to 10,600,000 shares of our common stock, par value $0.01 per share (“Common Stock”) issuable from time to time upon (i) conversion of shares of Series A Preferred, or (ii) as payment of accrued dividends on shares of Series A Preferred. Of the 11,000 shares of Series A Preferred offered pursuant to this prospectus supplement and accompanying prospectus, a total of 875 shares will be issued to Neal Goldman, a member of our Board of Directors, and S. James Miller, our Chief Executive Officer and member of our Board of Directors, in connection with $875,000 of cash advances recently made to us by Messrs. Goldman and Miller.

Concurrently with this offering, we intend to enter into exchange agreements with the holders of outstanding shares of our Series E Convertible Preferred Stock (“Series E Preferred”), Series F Convertible Preferred Stock (“Series F Preferred”) and Series G Convertible Preferred Stock (“Series G Preferred”) to exchange all outstanding shares of Series E Preferred, Series F Preferred and Series G Preferred for shares of Series A Preferred (the “Preferred Stock Exchange”). In addition to the shares of Series A Preferred offered pursuant to this prospectus supplement and accompanying prospectus, we intend to issue up to 20,021 shares of Series A Preferred in the Preferred Stock Exchange.

Our Common Stock trades on the OTCQB Marketplace under the trading symbol “IWSY.” The closing price of our Common Stock on September 13, 2017 was $1.11. There is no established public trading market for the Series A Preferred and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred on any national securities exchange or any other market.

Pursuant to the terms and conditions of the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on September 15, 2017 (the “Certificate of Designation”), each share of Series A Preferred accrues dividends at a rate of 8% per annum if the Company chooses to pay accrued dividends in cash, and 10% per annum if the Company chooses to pay accrued dividends in shares of Common Stock.  Each share of Series A Preferred is convertible into approximately 870 shares of Common Stock, which amount is equal to the per share liquidation preference of the Series A Preferred of $1,000 (the “Liquidation Preference”), divided by the Conversion Price set forth in the Certificate of Designation, currently $1.15 per share.  For a more detailed description of the Series A Preferred, see “Description of Securities We Are Offering” on page S-10.

You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before you invest. Investing in our securities involves a high degree of risk. These risks are described under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference herein or therein.

We expect that delivery of the shares of Series A Preferred being offered pursuant to this prospectus supplement and accompanying prospectus will be made to the purchasers within five (5) business days after completion of the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 15, 2017

IMAGEWARE SYSTEMS, INC.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts, this prospectus supplement and the accompanying prospectus, both of which are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.

The two parts of this document include: (i) this prospectus supplement, which describes the specific details regarding this offering of shares of Series A Preferred; and (ii) the accompanying base prospectus, which provides a general description of the securities we may offer, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized any other person to provide you with any information that is different. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and/or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and/or the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, we use the terms “ImageWare Systems,” the “Company,” “we,” “us” and “our” in this prospectus supplement and accompanying prospectus to refer to ImageWare Systems, Inc. and its subsidiaries on a consolidated basis.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus, and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” beginning on page S-2 of this prospectus supplement and under similar headings in our Annual Report on Form 10-K for the year ended December 31, 2016, which report is incorporated by reference in this prospectus supplement, along with our consolidated financial statements and notes to the consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Company Overview

We are a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, we create software that provides a highly reliable indication of a person’s identity. Our products provide users with comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or internet sites, manage and issue secure credentials such as national IDs, passports, driver licenses and access control credentials, and provide law enforcement agencies with integrated mug shot, fingerprint LiveScan and investigative capabilities. Our “flagship” product is the patented IWS Biometric Engine®, a multi-biometric software platform that is hardware and algorithm independent and a scalable solution for small city business or worldwide deployment, enabling the enrollment and management of unlimited population sizes.

Company Information

ImageWare Systems, Inc., a Delaware corporation, was founded in February 1987. Our principal executive offices are located at 19815 Rancho Bernardo Road, Suite 310, San Diego, California 92127, and our telephone number is (858) 673-8600. Our website address is www.iwsinc.com. The information contained on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement. These risks include the following:

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We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability;

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We depend upon a small number of large system sales and we may fail to achieve one or more large system sales in the future;

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Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale to certain customers, yet we still may fail to complete the sale;

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A significant number of our customers and potential customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements, which may affect our ability to obtain new and retain current government customers;

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We are dependent upon third parties for the successful integration of our products, and/or the launch of our products. Any delay in the integration of our products, or the launch of third party products may materially affect our results from operations and financial condition;

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If the patents we own or license, or our other intellectual property rights, do not adequately protect our products and technologies, we may lose market share to our competitors and our business, financial condition and results of operations would be adversely affected; and

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We will need to raise substantial additional funds in the future, and these funds may not be available on acceptable terms or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, scale back or cease some or all operations.

THE OFFERING

Series A Preferred Stock and Common Stock we are offering pursuant to the prospectus supplement
Up to 11,000 shares of Series A Preferred. This prospectus supplement and accompanying prospectus also relates to the offering of the shares of Common Stock issuable upon conversion of the Series A Preferred (the “Conversion Shares”) and as payment of accrued dividends on the shares of Series A Preferred during the 12 months following the date of this prospectus supplement (the “Dividend Shares”).

Conversion	Each share of Series A Preferred is convertible into approximately 870 shares of our Common Stock at any time at the option of the holder.

Liquidation Preference
In the event of our liquidation, dissolution or winding up, holders of the Series A Preferred will receive a payment equal to the greater of (i) $1,000 per share of Series A Preferred plus any accrued and unpaid dividends, or (ii) the amount per share that would have been payable had the share been converted into Common Stock immediately prior to the liquidation, dissolution or winding up, before any proceeds are distributed to the holders of Common Stock or any other class or series of capital stock ranking by its terms junior to the Series A Preferred.

Voting Rights
On any matter presented to the Company’s stockholders for their action or consideration, shares of Series A Preferred will vote together with the holders of our Common Stock, and with the holders of any other series of preferred stock entitled to vote on the matter, as a single class, on an as-converted basis.

In addition, holders of shares of Series A Preferred have the right to elect two directors to the Company’s Board of Directors (the “Series A Directors”). Initially, Robert T. Clutterbuck and Charles Frischer will serve as the Series A Directors. See “Description of Securities we are Offering” for more information.

Dividends	Each share of Series A Preferred accrues dividends at a rate of 8% per annum if such dividends are paid in cash, and 10% per annum if paid through the issuance of Dividend Shares.

Ranking
The Series A Preferred will rank senior to (i) shares of our Series E Preferred, (ii) shares of our Series F Preferred, (iii) shares of our Series G Preferred, (iv) shares of our Common Stock and (v) any class or series of capital stock created after the issuance of the Series A Preferred.

The Series A Preferred will rank junior to (i) all debt outstanding before or after the issuance of the Series A Preferred, and (ii) shares of our Series B Convertible Redeemable Preferred Stock (“Series B Preferred”).

Protective Provisions
As long as 50% of the shares of the Series A Preferred issued on the Issuance Date (as such term is defined in the Certificate of Designation) remain outstanding, we cannot:

(i) create or issue any securities that rank senior to or pari passu with the Series A Preferred;

(ii) sell, lease or otherwise dispose of any of our intellectual property rights; or

(iii) incur any indebtedness, other than (z) amounts existing prior to September 18, 2017, (y) trade payables incurred in the ordinary course of business consistent with past practice, (x) non-trade debt of up to $500,000, or (w) monies borrowed under the Lines of Credit in an amount not to exceed $6.0 million.

Preferred Stock Exchange
Concurrently with the offering described in this prospectus supplement, the Company intends to enter into Exchange Agreements with holders of all outstanding shares of Series E Preferred, Series F Preferred and Series G Preferred to exchange all of the outstanding shares of Series E Preferred, Series F Preferred and Series G Preferred for the same number of shares of Series A Preferred, or approximately 20,021 shares of Series A Preferred (the “Series A Exchange Shares”).

The Series A Exchange Shares are not being offered pursuant to this Prospectus Supplement. Instead, the Series A Exchange Shares will be offered in reliance on the exemption provided by Section 3(a)(9) under the Securities Act of 1933, as amended (the “Securities Act”).

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $10.1 million, after deducting estimated offering expenses of $75,000 and $875,000 for cash advances we received from Neal Goldman, a member of our Board of Directors, and S. James Miller, our Chief Executive Officer and member of our Board of Directors, that will be satisfied by the issuance of 875 shares of Series A Preferred offered pursuant to this prospectus supplement and accompanying prospectus. We currently intend to use the proceeds from this offering for research and development, working capital needs, capital expenditures and other general corporate purposes.

Risk Factors
See “Risk Factors” beginning on page S-6 of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

OTCQB Marketplace Trading Symbol	“IWSY”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the heading "Risk Factors" in our most recent Annual Report on Form 10-K, as revised and supplemented by our Quarterly Reports on Form 10-Q filed since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference herein, and any subsequent reports we file after the date of this prospectus supplement, all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the SEC, before deciding whether to purchase any of the securities being offered under this prospectus supplement. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering

There is no public market for the Series A Preferred offered in this offering.

The Series A Preferred will be a new issue of securities for which there is currently no public market. The Series A Preferred is not listed on any national securities exchange. We cannot assure you that a market will develop. Accordingly, without an active market, the liquidity of the Series A Preferred will be limited. If a market for the Series A Preferred were to develop, the Series A Preferred could trade at prices that may be higher or lower than the initial offering price depending upon many factors, including the price of our Common Stock, prevailing interest rates, our operating results and the markets for similar securities.

Increases in market interest rates may adversely affect the market price of the Series A Preferred.

One of the factors that will influence the market price of the Series A Preferred is the annual yield from dividends on the Series A Preferred, as compared to yields on other financial instruments. An increase in market interest rates generally will result in higher yields on other financial instruments, which could adversely affect the market price of the Series A Preferred.

The substantial number of shares of our Common Stock issuable upon conversion of the Series A Preferred, both shares sold in this offering and issued as Series A Exchange Shares, could cause the price of our Common Stock to decline.

In this offering we are selling up to 11,000 shares of our Series A Preferred, which shares are convertible into an aggregate total of 9,565,217 shares of our Common Stock, or approximately 10% of our outstanding Common Stock as of September 14, 2017. In addition, we intend to issue up to 20,021 additional shares of Series A Preferred as Series A Exchange Shares, which shares will be convertible in an aggregate total of 17,409,565 shares of Common Stock, or approximately 19% of our outstanding Common Stock as of September 14, 2017. These offerings, as well as any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our preferred stock (including additional shares of Series A Preferred), Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We may allocate the net proceeds from this Offering in ways that differ from our estimates based on our current plans and assumptions discussed in the section titled "Use of Proceeds" and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section of this prospectus represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section in this prospectus entitled “Use of Proceeds.” You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, the documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, contain forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

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our ability to implement our business strategy;

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anticipated trends and challenges in our business and the markets in which we operate;

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our expected future financial performance;

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our expectations regarding our operating expenses;

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our ability to anticipate market needs or develop new or enhanced products to meet those needs;

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our expectations regarding market acceptance of our products;

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our ability to compete in our industry and innovation by our competitors;

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our ability to protect our confidential information and intellectual property rights;

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our ability to successfully identify and manage any potential acquisitions;

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our ability to manage expansion into international markets;

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our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

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our ability to recruit and retain qualified sales, technical and other key personnel;

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our ability to obtain additional financing; and

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our ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

USE OF PROCEEDS

We estimate receiving net proceeds from the sale of the Series A Preferred in this offering of approximately $10.1 million, after deducting estimated offering expenses payable by us and $875,000 for cash advances we received from Neal Goldman, a member of our Board of Directors, and S. James Miller, our Chief Executive Officer and member of our Board of Directors.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement.

This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our product candidate development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs.

As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending these uses, we expect to invest the net proceeds in short-term, interest bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our operations.

Based on the planned use of proceeds described above, we believe that the net proceeds from this offering and our existing cash, cash equivalents and marketable securities will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into the first quarter of 2019. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

DILUTION

Our net tangible book value on June 30, 2017 was $(9,096,000), or $(0.10) per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of our Series A Preferred in this offering (assuming conversion of all shares of Series A Preferred into Common Stock) and the pro forma net tangible book value per share of our Common Stock immediately after this offering.

After giving effect to the sale of 11,000 shares of Series A Preferred in this offering at an offering price of $1,000 per share, assuming (i) the conversion of all 31,021 shares of the Series A Preferred offered pursuant to this prospectus supplement and accompanying prospectus, as well as the Series A Exchange Shares, into 26,974,782 shares of our Common Stock and (ii) the issuance of an estimated 1,034,783 shares of Common Stock offered pursuant to this prospectus supplement and accompanying prospectus as Dividend Shares, and after deducting all estimated offering expenses payable by us, including amounts advanced to us by Mr. Goldman and Mr. Miller, our pro forma net tangible book value as of June 30, 2017 would have been approximately $954,000, or $0.01 per share of Common Stock based on 93,141,118 shares of our Common Stock outstanding as of September 14, 2017. This represents an immediate increase in net tangible book value of $0.11 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.14 per share to the investor participating in this offering. The following table illustrates this dilution per share to the investor participating in this offering:

Offering price per share, as if converted to Common Stock		$1.15
Net tangible book value per share as of June 30, 2017	$(0.10)
Increase in net tangible book value per share attributable to new investor purchasing our securities in this offering	$0.11

Pro forma net tangible book value per share after giving effect to the offering		0.01
Dilution per share to new investor purchasing our securities in this offering		$1.14

The above illustration of dilution per share to the investor participating in this offering assumes no exercise of outstanding options or warrants to purchase shares of our Common Stock.

The above discussion and table are based on 93,141,118 shares of our Common Stock outstanding as of June 30, 2017, and excludes:

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6,171,555 shares of our Common Stock issuable upon the exercise of stock options outstanding as of June 30, 2017, at a weighted-average exercise price of $1.22 per share;
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175,000 shares of Common Stock issuable upon the exercise of warrants outstanding as of June 30, 2017, at a weighted-average exercise price of $0.84 per share;
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69,226 shares of Common Stock reserved for future issuance under our 1999 Stock Option Plan;
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46,029 shares of Common Stock reserved for issuance upon the conversion of outstanding shares of our Series B Preferred;
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26,974,812 shares of Common Stock issuable upon conversion of 31,021 shares of Series A Preferred; and
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An estimated 2,899,180 shares of Common Stock issuable as Dividend Shares on the Series A Preferred within 12 months from the date of this prospectus supplement.

To the extent that currently outstanding or subsequently issued stock options or warrants are exercised, or we otherwise issue additional shares of Common Stock in the future, there could be further dilution to investors participating in this offering. In addition, we anticipate needing to raise additional capital before generating positive cash flows and we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

By means of this prospectus supplement and the accompanying prospectus, we are offering (i) 11,000 shares of our Series A Preferred, (ii) 9,565,217 shares of Common Stock issuable as Conversion Shares (iii) and 1,028,039 shares of Common Stock issuable as Dividend Shares for a period of 12 months from the date of this prospectus supplement. The Common Stock offered by this prospectus supplement and the accompanying prospectus as Conversion Shares and Dividend Shares is described in the accompanying prospectus under the heading “Description of Securities That May Be Offered- Description of Common Stock.” The Series A Preferred offered by this prospectus supplement and the accompanying prospectus is described below. The following description is subject to, and qualified in its entirety by the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designation”), which we anticipate filing as an exhibit to a Current Report on Form 8-K in connection with the projected closing of this offering on or before September 18, 2017. You should review a copy of the Certificate of Designation for a complete description of the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Securities That May Be Offered- Description of Common Stock” in the accompanying prospectus beginning on page 4. As of September 14, 2017, we had 93,141,118 shares of our Common Stock outstanding. Our Common Stock is quoted on the OTCQB Marketplace under the symbol “IWSY”.

Preferred Stock

Under the terms of our Certificate of Incorporation, as amended, our Board is authorized to issue up to 4.0 million shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Of the 4.0 million shares of preferred stock authorized, our Board has designated (all with par value of $0.01 per share): (i) 750,000 shares as Series B Preferred, (ii) 12,000 shares of Series E Preferred, (iii) 2,000 shares of Series F Preferred, and (iv) 6,120 shares of Series G Preferred. The terms of each of our outstanding series of preferred stock are described under the heading “Description of Securities That May Be Offered- Description of Preferred Stock” in the accompanying base prospectus.

Series A Convertible Preferred Stock

On September 15, 2017, we filed the Certificate of Designation with the Delaware Division of Corporations to designate 31,021 shares of our authorized preferred stock as Series A Preferred.

Rank

Shares of Series A Preferred will rank, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily:

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senior to our Common Stock;
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senior to the Series E Preferred, Series F Preferred and Series G Preferred;
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senior to any class or series of capital stock created after the issuance of the Series A Preferred;
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junior to all debt outstanding before or after the issuance of the Series A Preferred; and
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junior to the Series B Preferred.

Conversion

Each share of Series A Preferred is convertible into 870 shares of our Common Stock (subject to adjustment as provided in the Certificate of Designation) at a per share price of $1.15 (the “Conversion Price”) at any time at the option of the holder.

Subject to certain conditions, in the event the volume-weighted average price (“VWAP”), as calculated in accordance with the formula set forth in the Certificate of Designation, of our Common Stock is at least $2.15 per share for 20 consecutive trading days, we will have the right to convert one-half of all outstanding shares of Series A Preferred into Conversion Shares, on a pro-rata basis among all holders of Series A Preferred. Should the VWAP of our Common Stock be at or above $2.15 per share for at least 80 consecutive trading days, we will have the right to convert all issued and outstanding shares of Series A Preferred.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Series A Preferred will receive a payment equal to the greater of (i) $1,000 per share of Series A Preferred plus any accrued and unpaid dividends, or (ii) the amount per share that would have been payable had the share been converted into Common Stock immediately prior to the liquidation, dissolution or winding up, before any proceeds are distributed to the holders of our Common Stock or any other class or series of capital stock ranking by its terms junior to the Series A Preferred.

Voting Rights

On any matter presented to the Company’s stockholders for their action or consideration, shares of Series A Preferred will vote together with the holders of our Common Stock, and with the holders of any other series of Preferred Stock entitled to vote on the matter, as a single class, on an as-converted basis.

In addition, provided at least 50% of the shares of Series A Preferred issued on the Issuance Date (as such term is defined in the Certificate of Designation), holders of shares of Series A Preferred have the right to elect two directors to the Company’s Board of Directors. Initially, Robert T. Clutterbuck and Charles Frischer will serve as the Series A Directors. Further, any Series A Director may be removed without cause by, and only by, the affirmative vote of at least a majority of the issued and outstanding shares of Series A Preferred.

Dividends

Holders of Series A Preferred are entitled to receive, and we are required to pay on a quarterly basis, dividends on shares of the Series A Preferred at a rate of 8% per annum if we choose to pay such accrued dividends in cash, and 10% per annum if we choose to pay such accrued dividends in shares of Common Stock. Further, should we elect to pay accrued dividends on the Series A Preferred in cash, we may only use proceeds received from positive cash flows resulting from operations.

In the event that we elect to pay any dividends in Dividend Shares, and such Dividend Shares are not issuable by means of this prospectus supplement and the accompanying prospectus or freely tradable under Rule 144 of the Securities Act, without volume or manner-of-sale restrictions or current public information requirements, we have agreed to register, on behalf of the holders of the Series A Preferred, the resale of the Dividend Shares under the Securities Act.

Redemption

We are not obligated to redeem or repurchase any shares of Series A Preferred, but may call for redemption of the Series A Preferred, for 115% of the Stated Value, in the event of a Change in Control (as such term is defined in the Certificate of Designation).

Listing

There is no established public trading market for the Series A Preferred, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred on any national securities exchange or trading system.

Protective Provisions

As long as at least 50% of the shares of Series A Preferred issued on the Issuance Date (as such term is defined in the Certificate of Designation) remain outstanding, we cannot

(i)
create or issue any securities that rank senior to or pari passu with the Series A Preferred;

(ii)
sell, lease or otherwise dispose of any of our intellectual property rights; or

(iii)
incur any indebtedness, other than (z) amounts existing prior to September 18, 2017, (y) trade payables incurred in the ordinary course of business consistent with past practice, (x) non-trade debt of up to $500,000, or (w) monies borrowed under the Lines of Credit in an amount not to exceed $6.0 million.

Transfer Agent and Registrar

Our transfer agent for our Common Stock is ComputerShare. The transfer agent’s address is 250 Royal Street, Canton, MA 02021.

Corporate Stock Transfer will act as our transfer agent and registrar for the Series A Preferred. Corporate Stock Transfer’s address is 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

PLAN OF DISTRIBUTION

We are offering the shares of Series A Preferred, and upon conversion of the shares of Series A Preferred and/or in the event we elect to pay accrued dividends on the Series A Preferred in shares of Common Stock, the Conversion Shares and Dividend Shares, as applicable, directly to the purchasers hereunder. Of the 11,000 shares of Series A Preferred offered pursuant to this prospectus supplement and accompanying prospectus, a total of 875 shares will be issued to Neal Goldman, a member of our Board of Directors, and S. James Miller, our Chief Executive Officer and member of our Board of Directors, in connection with $875,000 of cash advances recently made to us by Messrs. Goldman and Miller. We currently anticipate that the closing of the sale of the shares of Series A Preferred will take place on or about September 18, 2017. On the closing date, we will issue the shares of Series A Preferred to the purchasers and we will receive funds in the amount of the Series A Preferred purchase price of $1,000 per share.

The Series A Preferred was offered directly to the purchasers without a placement agent, underwriter, broker or dealer. The expenses of this offering payable by us are estimated to be approximately $75,000.

We shall have the right, in our sole discretion, to accept or reject any Series A Preferred subscription, in whole or in part, and to allocate stock among subscribers in any manner. We shall sell less than the maximum dollar amount of securities offered pursuant to this prospectus supplement if we must do so in order to remain in compliance with General Instruction I.B.1 of Form S-3, pursuant to which these securities are registered with the SEC.

We will use our best efforts to provide purchasers who purchase our stock with book-entry interests in registered global securities deposited with The Depository Trust Company (“DTC”) (or another custodian) and registered in the name of DTC or a nominee of DTC (or in the name of such other custodian or its nominee). Alternatively, purchasers may receive their stock in some other customary form pursuant to special arrangements with us. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

LEGAL MATTERS

Certain legal matters in connection with this offering were passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The financial statements of the Company incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Mayer Hoffman McCann P.C. of San Diego, California, an independent registered public accounting firm as set forth in their report thereon.  Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about the securities and the Company. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, the SEC maintains an internet website that contains reports, proxy statements and other information about issuers of securities, like the Company, which file such material electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus supplement:

●
Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 31, 2017;
●
Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, filed on April 21, 2017;
●
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed on May 12, 2017;
●
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed on August 14, 2017;
●
Current Report on Form 8-K, filed on January 26, 2017;
●
Current Report on Form 8-K, filed on February 16, 2017; and
●
The description of our Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on March 21, 2000, including any amendment or report filed with the SEC for the purpose of updating this description

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this Prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus supplement and accompanying base prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying base prospectus.

 We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

ImageWare Systems, Inc.
Attn: Corporate Secretary
10815 Rancho Bernardo Road, Suite 310
San Diego, California 92127
(858) 673-8600

    This prospectus supplement and accompanying base prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus supplement and accompanying base prospectus. We have not authorized anyone to provide information other than that provided in this prospectus supplement and accompanying base prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and accompanying base prospectus is accurate as of any date other than the date on the front of the document.

BASE PROSPECTUS

$15,000,000

COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS

6,021 SHARES OF SERIES G CONVERTIBLE PREFERRED STOCK AND
6,111,238 SHARES OF COMMON STOCK OFFERED BY
SELLING STOCKHOLDERS

By this prospectus and accompanying prospectus supplements, we may, from time to time, offer and sell, in one or more offerings, shares of common stock and preferred stock, either separately or represented by warrants or rights, either separately or together in any combination, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for common stock or preferred stock. The rights may be exercisable for common or preferred stock. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $15,000,000.
We may offer and sell the securities described in this prospectus and any prospectus supplement directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.

In addition, the stockholders identified in the section titled “Selling Stockholders” on page 9 of this prospectus, or any applicable prospectus supplement, from time to time, offer and sell up to an aggregate of up to 6,021 shares of our Series G Convertible Preferred Stock and up to 6,111,238 shares of our common stock in one or more offerings. Please see the section titled “Selling Stockholders” on page 9 of this prospectus, for a more detailed description of the securities that may be offered by the selling stockholders.

This prospectus does not necessarily mean the selling stockholders will offer or sell the securities identified herein. We will receive no proceeds from any sale of securities by the selling stockholders, but we have agreed to pay certain expenses relating to the registration of such securities. The selling stockholders may from time to time offer and resell, transfer or otherwise dispose of any or all of the securities covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution” on page 11 below for more information.

               Our common stock is quoted on the OTCQB Marketplace under the symbol “IWSY”. The last reported sale price of our common stock on May 3, 2017 was $1.09 per share.
   Investing in our securities involves risks. See the section entitled “Risk Factors” in the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2017

IMAGEWARE SYSTEMS, INC.

-i-

ABOUT THIS PROSPECTUS
   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell separately or together in any combination the securities described in this prospectus, in one or more offerings, for up to a maximum aggregate offering price of $15,000,000. In addition to securities we may offer and sell, the selling stockholders identified herein may, from time to time, offer and sell up to an aggregate of 6,021 shares of our Series G Convertible Preferred Stock and up to 6,111,238 shares of our common stock in one or more offerings.
   With respect to the shelf registration, this prospectus provides you with a general description of the securities we may offer. Each time we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus, and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making offers to sell or solicitations to buy the securities in any jurisdictions in which an offer or solicitation is not authorized, or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.  Our business, financial condition, results of operations and prospects may have changed since those dates.

RISK FACTORS
Investing in our securities involves risk. The prospectus supplement relating to a particular offering will contain a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

BUSINESS OVERVIEW

We are a pioneer and leader in the market for biometrically enabled software-based identity management solutions. We develop mobile and cloud-based identity management solutions providing biometric, secure credential and law enforcement technologies. Our patented biometric product line includes our flagship product, the Biometric Engine®, a hardware and algorithm independent multi-biometric engine that enables the enrollment and management of unlimited population sizes.  Our identification products are used to create, issue and manage secure credentials, including national IDs, passports, driver's licenses, smart cards and access control credentials. Our digital booking products provide law enforcement with integrated mug shots, fingerprint live scans, and investigative capabilities.  We are headquartered in San Diego, California, with offices in Portland, Oregon, Mexico, and Ottawa, Ontario.

Historically, we have marketed our products to government entities at the federal, state and local levels, however, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government markets, has enabled us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

We also offer clients a cloud based biometric solution, GoVerifyID, which provides end-to-end, enterprise-ready, mobile biometric user authentication.  GoVerifyID is an ultra-scalable, multi-modal Software-as-a-Service biometric engine that can process hundreds of millions of transactions.  GoVerifyID supports all current and future biometric modalities for in-band and out-of-band authentication. GoVerifyID requires no additional coding or hardware, and requires only minimal IT resources.  It ensures user privacy and security via anonymous biometric matching in the cloud.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (“SDK”).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (“CAC”), Homeland Security Presidential Directive 12 (“HSPD-12”), Personal Identity Verification (“PIV”) credential, and Transportation Worker Identification Credential (“TWIC”) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (“LACS”), and when combined with a Physical Access Control System (“PACS”), organizations benefit from a complete door to desktop access control and security model.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to implement our business strategy;

●	anticipated trends and challenges in our business and the markets in which we operate;

●	our expected future financial performance;

●	our expectations regarding our operating expenses;

●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

●	our expectations regarding market acceptance of our products;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to protect our confidential information and intellectual property rights;

●	our ability to successfully identify and manage any potential acquisitions;

●	our ability to manage expansion into international markets;

●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

●	our ability to recruit and retain qualified sales, technical and other key personnel;

●	our ability to obtain additional financing; and

●	our ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED

The following summary of the rights associated with capital stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 30, 2017.

Description of Common Stock

We are authorized to issue 150,000,000 shares of our common stock, $0.01 par value per share, and 4,000,000 shares of preferred stock, $0.01 par value per share.

As of March 30, 2017 we had 91,863,795 shares of common stock outstanding. Our authorized but unissued shares of common stock are available for issuance without action by our stockholders. All shares of common stock now outstanding are fully paid and non-assessable.

The holders of our common stock have equal ratable rights to dividends from funds legally available, when, as and if declared by our Board of Directors.  To date, we have not paid any dividends on our common stock. Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our certificate of incorporation.

Description of Preferred Stock

Our Board of Directors has the authority, without action by our stockholders to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

●	restricting dividends on our common stock;

●	diluting the voting power of our common stock;

●	impairing the liquidation rights of our common stock; or

●	delaying or preventing a change in control of our company without further action by our stockholders.

As of March 30, 2017, we had four series of preferred stock outstanding: (i) Series B Convertible Redeemable Preferred Stock, (ii) Series E Convertible Preferred Stock, (iii) Series F Convertible Preferred Stock, and (iv) Series G Convertible Preferred Stock.

Series B Convertible Redeemable Preferred Stock

In April 1995, the Company’s Certificate of Incorporation was amended to designate 750,000 shares of Series B Convertible Redeemable Preferred Stock (“Series B Preferred”) for issuance. Every 5.275 shares of Series B Preferred is convertible into one share of the Company’s common stock.

The holders of Series B Preferred are entitled to cumulative preferred dividends payable at the rate of $0.2125 per share, per annum, subject to legally available funds. Shares of Series B Preferred and accrued but unpaid dividends are convertible at the option of the holder into shares of common stock at a conversion price equal to the original Series B Preferred issue price, as adjusted to prevent dilution.

The holders of Series B Preferred, on an as-converted basis, have the same voting rights per share as common stock; provided, that the holders of Series B Preferred have a special right to elect one director if the Company defaults in the payment of any dividend to the holders of Series B Preferred. The holders of Series B Preferred are entitled to initial distributions of $2.50 per share of Series B Preferred outstanding, upon liquidation and in preference to common shares and any other series of preferred stock plus all accrued but unpaid dividends.

The Company presently has the right to redeem all or some of the outstanding shares of Series B Preferred at a price equal to the original issue price, plus all accrued but unpaid dividends.

The Company had 239,400 shares of Series B Preferred outstanding as of March 30, 2017, and cumulative undeclared dividends of approximately $20,907.

Series E Convertible Preferred Stock

In January 2015, we filed the Certificate of Designations, Preferences, and Rights of the Series E Convertible Redeemable Preferred Stock (the “Series E Certificate of Designation”), which Series E Certificate of Designation was amended on December 26, 2016, designating 12,000 shares of our preferred stock as Series E Convertible Preferred Stock (“Series E Preferred”). Pursuant to the amended Series E Certificate of Designation, shares of Series E Preferred accrue dividends at a rate of 8% per annum if the Company chooses to pay accrued dividends in cash, and 10% per annum of the Series E Liquidation Preference (defined below) if the Company chooses to pay accrued dividends in shares of common stock, provided, however, that the Company may only make cash dividend payments from positive cash flow received from operations.

Each share of Series E Preferred has a liquidation preference of $1,000 per share (the “Series E Liquidation Preference”) and is convertible, at the option of the holder, into that number of shares of common stock equal to the Series E Liquidation Preference, divided by $1.90.

Each holder of the Series E Preferred is entitled to vote on all matters, together with the holders of common stock, on an as converted basis.

Any time after the six-month period following the issuance date, in the event the arithmetic average of the closing sale price of the Company’s common stock is or was at least $2.85 for twenty (20) consecutive trading days, the Company may redeem all or a portion of the Series E Preferred outstanding upon thirty (30) calendar days prior written notice in cash at a price per share equal to 110% of the Series E Liquidation Preference, plus all accrued and unpaid dividends.  Also, simultaneous with the occurrence of a Change of Control transaction (as defined in the Series E Certificate of Designation), the Company, at its option, shall have the right to redeem all or a portion of the outstanding Series E Preferred in cash at a price per share of Series E Preferred equal to 110% of the Series E Liquidation Preference Amount plus all accrued and unpaid dividends.

The Company had 12,000 shares of Series E Preferred outstanding as of March 30, 2017, and cumulative undeclared dividends of approximately $234,082, assuming we pay the accrued dividends in cash, or $292,603, assuming we pay the accrued dividends in shares of common stock.

Series F Convertible Preferred Stock

In September 2016, we filed the Certificate of Designations, Preferences, and Rights of the Series F Convertible Preferred Stock (the “Series F Certificate of Designation”) with the Delaware Division of Corporations, designating 2,000 shares of our preferred stock as Series F Convertible Preferred Stock (“Series F Preferred”). Shares of Series F Preferred rank junior to shares of Series B Preferred and Series E Preferred, as well as our existing indebtedness, and accrue dividends at a rate of 10% per annum of the Series F Liquidation Preference (defined below), payable on a quarterly basis in shares of common stock (the “Series F Dividend Shares”).

Each share of Series F Preferred has a liquidation preference of $1,000 per share (“Series F Liquidation Preference”), and is convertible, at the option of the holder, into that number of shares of the Company’s common stock equal to the Series F Liquidation Preference, divided by $1.50 (the “Series F Conversion Shares”).

Each holder of the Series F Preferred is entitled to vote on all matters, together with the holders of common stock, on an as converted basis.

Any time after the six-month period following the issuance date, in the event the arithmetic average of the closing sales price of the Company’s common stock is or was at least $2.50 for twenty (20) consecutive trading days, the Company may redeem all or a portion of the Series F Preferred outstanding upon thirty (30) calendar days prior written notice in cash at a price per share equal to 110% of the Series F Liquidation Preference, plus all accrued and unpaid dividends.  Also, simultaneous with the occurrence of a Change of Control transaction (as defined in the Series F Certificate of Designation), the Company, at its option, shall have the right to redeem all or a portion of the outstanding Series F Preferred in cash at a price per share of Series F Preferred equal to 115% of the Series F Liquidation Preference Amount plus all accrued and unpaid dividends.

The Company had 2,000 shares of Series F Preferred outstanding as of March 30, 2017, and cumulative undeclared dividends of approximately $48,767.

Series G Convertible Preferred Stock

In December 2016, we filed the Certificate of Designations, Preferences, and Rights of the Series G Convertible Preferred Stock (the “Series G Certificate of Designation”) with the Delaware Division of Corporations, designating 6,120 shares of our preferred stock as Series G Convertible Preferred Stock (“Series G Preferred”). Shares of Series G Preferred rank junior to shares of Series B Preferred, Series E Preferred, Series F Preferred, as well as our existing indebtedness, and accrue dividends at a rate of 10% per annum of the Series G Liquidation Preference (defined below), payable on a quarterly basis in shares of common stock (the “Series G Dividend Shares”).

Each share of Series G Preferred has a liquidation preference of $1,000 per share (“Series G Liquidation Preference”), and is convertible, at the option of the holder, into that number of shares of the Company’s common stock equal to the Series G Liquidation Preference, divided by $1.50 (the “Series G Conversion Shares”).

Each holder of the Series G Preferred is entitled to vote on all matters, together with the holders of common stock, on an as converted basis.

Any time after the six-month period following the issuance date, in the event the arithmetic average of the closing sales price of the Company’s common stock is or was at least $2.50 for twenty (20) consecutive trading days, the Company may redeem all or a portion of the Series G Preferred outstanding upon thirty (30) calendar days prior written notice in cash at a price per share equal to 110% of the Series G Liquidation Preference, plus all accrued and unpaid dividends.  Also, simultaneous with the occurrence of a Change of Control transaction (as defined in the Series G Certificate of Designation), the Company, at its option, shall have the right to redeem all or a portion of the outstanding Series G Preferred in cash at a price per share of Series G Preferred equal to 115% of the Series G Liquidation Preference Amount plus all accrued and unpaid dividends.

  The Company had 6,021 shares of Series G Preferred outstanding as of March 30, 2017, and cumulative undeclared dividends of approximately $146,813.

Description of Warrants

We may issue warrants for the purchase of our common stock.  As explained below, each warrant, if offered, will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determined as set forth in, the related prospectus supplement.  As explained below, warrants may be issued separately or together with equity securities as units.

The particular terms of each issue of warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the warrants;

●	the initial offering price;

●	the aggregate number of warrants and the aggregate number of shares of common stock purchasable upon exercise of the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

●	anti-dilution provisions of the warrants, if any;

●	redemption or call provisions, if any, applicable to the warrants;

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

●	the exercise price.

Holders of warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the warrants.

Description of Rights
We may issue rights to purchase common stock or preferred stock. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.
We will describe in the applicable prospectus supplement the terms and conditions of the issue of rights being offered, the rights agreement relating to the rights and the rights certificates representing the rights, including, as applicable:

●	the title of the rights;

●	the date of determining the stockholders entitled to the rights distribution;

●	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

●	the exercise price;

●	the aggregate number of rights issued;

●	the date, if any, on and after which the rights will be separately transferable;

●	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

●	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.
Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.
Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Transfer Agent

Our transfer agent is ComputerShare. The transfer agent’s address is 250 Royal Street, Canton, MA 02021.

Anti-Takeover Effects of Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law.

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●
prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●
at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●
an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws.

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

●
permit our Board of Directors to issue up to 4,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

●
provide that the authorized number of directors may be changed only by the vote of a majority of the Company’s shareholders at a properly convened annual meeting, or by the written consent of a majority of the Company’s shareholders, or by the Board of Directors;

●
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; and

●
do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

SELLING STOCKHOLDERS

This prospectus also relates to the resale by the stockholders identified below of up to 6,120 shares of Series G Preferred and up to 6,111,238 shares of our common stock, of which 1,333,333 shares are issuable as Series F Conversion Shares, an estimated 190,476 may be issued as Series F Dividend Shares, 4,014,000 are issuable as Series G Conversion Shares and an estimated 573,429 may be issued as Series G Dividend Shares. Shares of our Series F Preferred and Series G Preferred were offered and sold in private placement transactions in September 2016 and December 2016, respectively, each of which are further described below.

Series F Private Placement

On September 7, 2016, we entered into a Securities Purchase Agreement pursuant to which we issued 2,000 shares of Series F Preferred to a single accredited investor for $1,000 per share. As a part of this offering, we agreed to register the shares of common stock issuable as Series F Conversion Shares, as well as Series F Dividend Shares issuable during the 12-month period following the issuance of the shares of Series F Preferred.

Series G Private Placement and Share Exchange

On December 29, 2016, the Company accepted subscription forms from certain accredited investors (the “Series G Investors”) to purchase a total of 1,625 shares of Series G Preferred for $1,000 per share. In addition, the Company received executed exchange agreements from the Series G Investors pursuant to which the Company exchanged an aggregate total of approximately 3.3 million shares of common stock held by the Series G Investors for an aggregate total of 4,396 shares of Series G Preferred.

As a part of these transactions, we agreed to register, on behalf of the Series G Investors, (i) all shares of Series G Preferred issued to the Series G Investors, (ii) the shares of common stock issuable as Series G Conversion Shares, and (iii) Series G Dividend Shares for the 12 month period following the issuance of the shares of Series G Preferred.

Selling Stockholder Table

The selling stockholders identified below may sell the securities registered pursuant to the registration statement of which this prospectus forms a part. This prospectus covers the resale of up to: (i) 6,120 shares of Series G Preferred; (ii) 6,111,238 shares of our common stock, of which 1,333,333 shares are issuable as Series F Conversion Shares, an estimated 190,476 may be issued as Series F Dividend Shares, 4,014,000 are issuable as Series G Conversion Shares and an estimated 573,429 may be issued as Series G Dividend Shares. The selling stockholders are not required to offer any of the securities covered by this prospectus for resale. Since the selling stockholders may sell all, some or none of their securities, we cannot estimate the aggregate number of securities that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

Information about additional selling stockholders may be set forth in a pre-effective and/or post-effective amendment to the registration statement of which this prospectus forms a part, a prospectus supplement, or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Unless otherwise indicated below, no selling stockholder is considered a broker-dealer or affiliated with a broker-dealer.

The following table sets forth information with respect to our common stock beneficially owned by the selling stockholders as of March 30, 2017:

	Shares Beneficially Owned Prior to Resale			Conversion Shares Offered for Resale		Dividend Shares Offered for Resale		Shares Beneficially Owned After Resale
	Series G	Common	Shares of Series G Preferred Offered for	Series F Conversion	Series G Conversion	Series F Dividend	Series G Dividend	Series G Preferred (6)		Common Stock (7)
Name of Selling Stockholder	Preferred	Stock (3)	Resale	Shares	Shares	Shares (4)	Shares (5)	Shares	%	Shares	%
CAP I LLC (8)	-	1,381,846	-	1,333,333	-	190,476	-	-	*	48,513	*
CF Special Situation Fund I LP (9)	3,380	3,468,786	3,380	-	2,253,333	-	321,905	-	*	1,215,453	*
CF Special Situation Fund II LP (10)	223	226,257	223	-	148,667	-	21,238	-	*	77,590	*
Charles Frischer	469	2,014,215	469	-	312,667	-	44,667	-	*	1,701,548	*
Ryan R. Crane and Kimberly C. Crane	75	114,591	75	-	50,000	-	7,143	-	*	64,591	*
Kimberly C. Crane	6	36,278	6	-	4,000	-	571	-	*	32,278	*
Ryan R. Crane 401K (11)	78	52,049	78	-	52,000	-	7,429	-	*	49	*
Robert C. Clutterbuck Trust (12)	178	118,779	178	-	118,667	-	16,952	-	*	112	*
Robert T. Clutterbuck Trust (13)	1,553	1,036,305	1,553	-	1,035,333	-	147,905	-	*	972	*
Robert T. Clutterbuck 401K (14)	59	39,370	59	-	39,333	-	5,619	-	*	37	*
			6,021	1,333,333	4,014,000	190,476	573,429

*	Represents less than 1%

(1)	Beneficial ownership amounts and percentages are calculated in accordance with Rule 13d-3 of the Exchange Act.

(2)
Assumes that the selling stockholders will sell all securities saleable pursuant to this prospectus. The registration of the securities identified herein does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)
Includes shares of common stock that may be issued as Series F Conversion Shares and/or Series G Conversion Shares within 60 days of March 30, 2017, but does not include shares that may be issued as Series F Dividend Shares or Series G Dividend Shares, as such amount were not determinable at March 30, 2017.

(4)
Per the Series F Certificate of Designation, the number of shares issuable as Series F Dividend Shares are calculated by dividing the value of the dividend payable a particular payment date, divided by the average closing sales price of the Company’s common stock for the three consecutive trading days prior to the payment date, as reported on the OTCQB Marketplace.

Since the aggregate number of Series F Dividend Shares issuable within the 12 month period following September 7, 2016 is not currently known, this column identifies shares of common stock estimated to be issuable as Series F Dividend Shares within 12 months of September 7, 2016, based on the closing price of the Company’s common stock on March 30, 2017.

(5)
Per the Series G Certificate of Designation, the number of shares issuable as Series G Dividend Shares are calculated by dividing the value of the dividend payable a particular payment date, divided by the average closing sales price of the Company’s common stock for the three consecutive trading days prior to the payment date, as reported on the OTCQB Marketplace.

Since the aggregate number of Series G Dividend Shares issuable within the 12 month period following December 29, 2016 is not currently known, this column identifies shares of common stock estimated to be issuable as Series G Dividend Shares within 12 months of December 29, 2016, based on the closing price of the Company’s common stock on March 30, 2017.

(6)
Assumes that the selling stockholders will sell all of the shares of Series G Preferred saleable pursuant to this prospectus. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(7)
Assumes that the selling stockholders will sell all of the shares of common stock saleable pursuant to this prospectus, including the Series F Conversion Shares, Series F Dividend Shares, Series G Conversion Shares and Series G Dividend Shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(8)	David Sackler, President of CAP I LLC, may be deemed to have voting and investment discretion over the securities identified herein.

(9)	Robert T. Clutterbuck, Managing Partner of CF Special Situation Fund I LP, may be deemed to have voting and investment discretion over the securities identified herein.

(10)	Robert T. Clutterbuck, Managing Partner of CF Special Situation Fund II LP, may be deemed to have voting and investment discretion over the securities identified herein.

(11)	Ryan C. Crane may be deemed to have voting and investment discretion over the securities held by the Ryan C. Crane 401K.

(12)	Robert C. Clutterbuck, Trustee of the Robert C. Clutterbuck Trust, may be deemed to have voting and investment discretion over the securities identified herein.

(13)	Robert T. Clutterbuck, Trustee of the Robert T. Clutterbuck Trust, may be deemed to have voting and investment discretion over the securities identified herein.

(14)	Robert T. Clutterbuck may be deemed to have voting and investment discretion over the securities held by the Robert T. Clutterbuck 401K.

USE OF PROCEEDS

Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes including, but not limited to capital expenditures, repayment of indebtedness, and additions to working capital. When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

  We will not receive any of the proceeds from the any securities by the selling stockholders.

PLAN OF DISTRIBUTION

Company Distributions

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of the securities and the proceeds to us from the sale;

●	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

●	any public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through an at-the-market offering, a rights offering, forward contracts or similar arrangements. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions that underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts, commissions or concessions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Selling Stockholder Distributions

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the shares offered by the selling stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The Company’s consolidated financial statements of ImageWare Systems, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of ImageWare Systems, Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Mayer Hoffman McCann P.C. of San Diego, California, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 30, 2017;
●	Current Report on Form 8-K, filed January 26, 2017;
●	Current Report on Form 8-K, filed on February 16, 2017; and
●
The description of our common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on March 21, 2000, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

ImageWare Systems, Inc.
Attn: Corporate Secretary
10815 Rancho Bernardo Road, Suite 310
San Diego, California 92127
(858) 673-8600

 This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

11,000 of Shares of
Series A Convertible Preferred Stock

10,600,000 shares of Common Stock

_______________________________

Prospectus Supplement
_______________________________

September 15, 2017